                                                                    EXHIBIT 9(h)


                 AMENDMENT NO. 3 TO TRANSFER AGENCY AGREEMENT
                 --------------------------------------------


          This Amendment, dated as of the 1st day of March 1993, is entered into between THE PNC(R) FUND, a Massachusetts business trust (the "Fund"), and PFPC INC. (the "Transfer Agent"), a Delaware corporation which is an indirect wholly-owned subsidiary of PNC Bank Corp.

          WHEREAS, the Fund and the Transfer Agent have entered into a Transfer Agency Agreement dated as of October 4, 1989, as amended (the "Transfer Agency Agreement"), pursuant to which the Fund appointed the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent to its investment portfolios;

          WHEREAS, the Fund wishes to retain PFPC as transfer agent, registrar and dividend disbursing agent with respect to shares of the North Carolina Municipal Money Market, Short-Term Bond, Intermediate-Term Bond, Small Cap Growth Equity and Core Equity Portfolios (the "Portfolios"), and any such future portfolio of the Fund as listed in Appendix C of the Transfer Agency Agreement with respect to which it desires to retain the Transfer Agent to act as transfer agent, registrar and dividend disbursing agent under the Transfer Agency Agreement; and

          WHEREAS, the Transfer Agent has notified the Fund that it is willing to serve as transfer agent for the Portfolios and any such other future portfolio as listed in Appendix C; and

          WHEREAS, the Fund's Board of Trustees has approved the amendment effected by this Agreement.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. The second paragraph of the first page of the Transfer Agency Agreement is amended and restated to read in full as follows:

          "WHEREAS, the Fund desires to retain the Transfer Agent to serve as the Fund's transfer agent, registrar and dividend disbursing agent with respect to shares, par value $.001 per share (the "Shares"), of its Money Market, Municipal Money Market, Government Money Market, Ohio Municipal Money Market, Pennsylvania Municipal Money Market, North Carolina Municipal Money Market, Managed Income, Tax-Free Income, Intermediate Government, Ohio Tax-Free Income, Pennsylvania Tax-Free Income, Short-Term Bond, Intermediate-Term Bond, Value Equity, Growth Equity, Index Equity, Small Cap Value Equity, International Equity, Small Cap Growth Equity, Core Equity and Balanced Portfolios (the "Portfolios"), and any future portfolio of the Fund as listed in Appendix C hereto, and the Transfer Agent is willing to furnish such services;"

          2.  Capitalized Terms.  From and after the date hereof, the following
              -----------------
term as used in the Transfer Agency Agreement shall be deemed to include also the meaning specified herein: "Class" shall be deemed to include the Portfolios and such classes of shares as listed in Appendix C.

          3.  Miscellaneous.  Except to the extent supplemented hereby, the
              -------------
Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.


                                THE PNC(R) FUND



                      (SEAL)    By:_____________________________
                                   Title:



                                PFPC INC.



                      (SEAL)    By:_____________________________
                                   Title: